Exhibit 21.1       List of Subsidiaries
                   --------------------

                                                  State in
                                                   Which
Subsidiaries of IPALCO Enterprises, Inc.          Organized

 Indianapolis Power & Light Company (IPL)         Indiana

   Subsidiaries of IPL

     Property and Land Company, Inc.              Indiana
     Fort Ben Energy Management Corp.             Indiana
     IPL Funding Corporation                      Indiana

 Mid-America Capital Resources, Inc.              Indiana
    (Mid-America)

   Subsidiaries of Mid-America

     Indianaplis Campus Energy, Inc. (ICE)        Indiana
     Store Heat and Produce Energy, Inc. (SHAPE)  Indiana
     Mid-America Energy Resources, Inc.
       (Energy Resources)                         Indiana

     Subsidiaries of Energy Resources

       Cleveland Thermal Energy Corporation       Ohio
       Cleveland District Cooling Corporation     Ohio

   Both IPL and Mid-America are wholly owned by IPALCO Enterprises, Inc. Each of the subsidiaries listed for IPL, Mid-America and Energy
Resources is wholly owned except for SHAPE, which is 80% owned by Mid-America. Both Cleveland Thermal Energy Corporation and Cleveland
District Cooling Corporation conduct business under the name Cleveland Energy Resources.